Exhibit 3.2

AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned officer of Aridis Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the DGCL hereby certifies:

1. That pursuant to the authority granted to and vested in the Board of Directors of the Corporation (hereinafter called the “Board”) in accordance with the provisions of the Corporation’s Certificate of Incorporation of the Corporation, as amended and restated to date (the “Certificate of Incorporation”), the Board adopted and the Corporation authorized the issuance of shares of the Corporation’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and established the voting provisions, designations, preferences and other rights, and the qualifications, limitations and restrictions thereof in a Certificate of Designation filed with the Corporation’s Amended and Restated Certificate of Incorporation dated December 23, 2015, and as amended to date.

2. That pursuant to the authority conferred upon the Board by the provisions of the Certificate of Incorporation, and Section 151(g) of the DGCL, on August 12, 2016, the Board adopted the following resolution amending and restating, effective upon the date this Amended and Restated Certificate of Designation is filed in the office of the Secretary of State of the State of Delaware, the provisions of the Certificate of Designation of the Series A Preferred Stock; and that pursuant to Section 242(b) of DGCL, a majority of the holders of the voting stock of the Corporation and a majority of the holders of the Series A Preferred Stock have approved the following resolution:

RESOLVED that, pursuant to the authority expressly granted to and vested in the Board by the provisions of the Certificate of Incorporation, the designation and number of shares of Series A Preferred Stock and the voting and other powers, preferences and other rights of the shares of such series and the qualifications, limitations, and restrictions thereof are amended and restated to read in their entirety as follows:

Section 1.      Designation and Authorized Shares.  The Corporation shall be authorized to issue fifty million (50,000,000) shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”).

Section 2. Stated Value.  Each share of Series A Preferred Stock shall have a stated value of $2.05 per share (the “Stated Value”).

Section 3. Dividends.  Holders of Series A Preferred Stock will be entitled to receive, on any outstanding shares of Series A Preferred Stock held by such holders, cumulative dividends, at an annual rate of 3% of the Stated Value (the “Annual Dividend”) in shares of Series A Preferred Stock.  Holders of Series A Preferred Stock will begin accruing dividends starting on the date on which their respective shares of Series A Preferred Stock are issued.  Notwithstanding the above, all holders of Series A Preferred Stock on June 30, 2016 will begin accruing dividends on July 1, 2016 and no dividends will be paid for any period prior to July 1, 2016 for any holders of Series A Preferred Stock.  Accrued dividends shall be payable annually on the last day of the Corporation’s fiscal year (“Payment Date”) commencing on December 31, 2016. If a holder converts any shares of Series A Preferred Stock into shares of common stock of the Corporation, par value $0.0001 per share (the “Common Stock”), in accordance with the provisions of the Certificate of Designation, at the time of conversion, the holder shall also receive shares of Common Stock equal to a pro rata portion of the Annual Dividend that would otherwise be payable on such converted shares of Series A Preferred Stock on the subsequent Payment Date.

Section 4.                                              Liquidation.

(a)                                    Upon consummation of any merger or consolidation of the Corporation (or any tender offer, exchange offer, share exchange, reorganization, recapitalization or other scheme or arrangement resulting in a change of control of the Corporation), the sale of all or substantially all of the Corporation’s capital stock or assets, or upon the liquidation, dissolution or winding up of the business of the Corporation, or any bankruptcy or insolvency proceeding (a “Fundamental Transaction”), whether voluntary or involuntary, each holder of Series A Preferred Stock shall be entitled to receive, for each share of Series A Preferred Stock thereof (including shares of Series A Preferred Stock issued or issuable on the date thereof as part of the Annual Dividend), out of assets of the Corporation legally available therefor, a preferential amount equal to the greater of (i) the sum of (a) $2.05 and (b) any declared but unpaid cash dividends on the Series A Preferred Stock or (ii) the value of the number of shares of Common Stock such share of Series A Preferred Stock is convertible into at the time of such Fundamental Transaction (such value to be determined in good faith by the Board of Directors of the Corporation). All preferential amounts to be paid to the holders of Series A Preferred Stock in connection with such Fundamental Transaction shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of (i) the Common Stock and (ii) any other preferred stock of the Corporation.  If upon any such distribution the assets of the Corporation shall be insufficient to pay the holders of the outstanding shares of Series A Preferred Stock (or the holders of any class or series of capital stock ranking on parity with the Series A Preferred Stock as to distributions in the event of a liquidation, dissolution or winding up of the Corporation) the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets of the Corporation in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.

(b)                                                                                      Any distribution in connection with a Fundamental Transaction, shall be made in cash to the extent possible. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

Section 5. Voting. Each holder of Series A Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be entitled to such number of votes for each share of Series A Preferred Stock owned at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or the date on which any written consent of shareholders is solicited, equal to the number of shares of Common Stock such shares of Series A Preferred Stock are convertible into at such time.  Except as otherwise required by law, the holders of shares of Series A Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

Section 6.                                               Conversion.

(a)                                                                                     Optional Conversion. Each holder of Series A Preferred Stock may, from time to time at any time, convert any or all of such holder’s shares of Series A Preferred Stock into fully paid and non-assessable shares of Common Stock in an amount equal to one (1) share of Common Stock for each one (1) share of Series A Preferred Stock surrendered (such rate of conversion, the “Conversion Rate” and such shares of Common Stock, the “Conversion Shares”).

(i)                                                                Conversion Procedure. In order to exercise the conversion privilege under this Section 6(a), the holder of any shares of Series A Preferred Stock to be converted shall give written notice to the Corporation at its principal office that such holder elects to convert such shares of Series A Preferred Stock or a specified portion thereof into shares of Common Stock as set forth in such notice (the “Conversion Notice”, and such date of delivery of the Conversion Notice to the Corporation, the “Conversion Notice Delivery Date”). Within three (3) business days following the Conversion Notice Delivery Date, the Corporation shall issue and deliver a certificate or certificates representing the Conversion Shares determined pursuant to this Section 6 (the “Share Delivery Date”). In case of conversion under this Section 6 of only a part of the shares of Series A Preferred Stock represented by a certificate surrendered to the Corporation, the Corporation shall issue and deliver a new certificate for the number of shares of Series A Preferred Stock which have not been converted, upon receipt of the original certificate or certificates representing shares of Series A Preferred Stock so converted.

If, in the case of any Conversion Notice, such Conversion Shares are not delivered to or as directed by the applicable holder by the Share Delivery Date, the holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such optional conversion, in which event the Corporation shall promptly return to the holder any shares of Series A Preferred Stock delivered to the Corporation and the holder shall promptly return to the Corporation the Conversion Shares issued to such holder pursuant to the rescinded Conversion Notice. For the avoidance of doubt, Conversion Shares shall be considered delivered if the Company has caused its transfer agent to deliver or is prepared to deliver such Conversion Shares but the Company is unable to do so without further information or delivery instructions from the recipient, agent or broker that the holder submitting the Conversion Notice designates. The Corporation shall pay all documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock issuable upon conversion of the Series A Preferred Stock.

(ii)                                                              Buy-In. If by the Share Delivery Date, the Corporation fails for any reason to deliver the Conversion Shares, as set forth in the Conversion Notice, and after such Share Delivery Date, the converting holder purchases, in an arm’s length open market transaction or otherwise, shares of Common Stock (the “Covering Shares”) in order to make delivery in satisfaction of a sale of Common Stock by the converting holder (the “Sold Shares”), which delivery such converting holder anticipated to make using the Conversion Shares (a “Buy-In”), the converting holder shall have the right to require the Corporation to pay to the converting holder  the Buy-In Adjustment Amount. The Corporation shall pay the Buy-In Adjustment Amount to the converting holder in immediately available funds immediately upon demand by the converting holder. For purposes of this Certificate of Designation, the term “Buy-In Adjustment Amount” means the amount equal to the excess, if any, of (i) the converting holder’s total purchase price (including brokerage commissions, if any) for the Covering Shares associated with a Buy-In, over (ii) the net proceeds (after brokerage commissions, if any) received by the converting holder from the sale of the Sold Shares.  By way of illustration and not in limitation of the foregoing, if the converting holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In, with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which the Corporation will be required to pay to the converting holder will be $1,000.  For the avoidance of doubt, Conversion Shares shall be considered delivered if the Company has caused its transfer agent to deliver or is prepared to deliver such Conversion Shares but the Company is unable to do so without further information or delivery instructions from the recipient, agent or broker that the holder submitting the Conversion Notice designates.

(iii)                                                           Liquidated Damages. If by the Share Delivery Date, the Corporation fails for any reason to deliver the Conversion Shares, as set forth in the Conversion Notice, the Corporation shall pay to the holder of such Conversion Shares, in cash, as liquidated damages and not as a penalty, for each $1,000 of Series A Preferred Stock being converted, $10 per trading day (increasing to $20 per trading day on the fifth (5th) trading day after such liquidated damages begin to accrue) for each trading day after such Share Delivery Date until such certificates are delivered or holder rescinds such conversion, but not to exceed $50 in aggregate for each $1,000 of Series A Preferred Stock being converted.    Nothing herein shall limit a holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and the holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.  The exercise of any such rights shall not prohibit the holder from seeking to enforce damages pursuant to this Certificate of Designation or under applicable law.  For the avoidance of doubt, Conversion Shares shall be considered delivered if the Company has caused its transfer agent to deliver or is prepared to deliver such Conversion Shares but the Company is unable to do so without further information or delivery instructions from the recipient, agent or broker that the holder submitting the Conversion Notice designates.

(b)                                                                                    Mandatory Conversion. Each share of Series A Preferred Stock shall be automatically converted into fully paid and non-assessable shares of Common Stock at the Conversion Rate upon (i) the completion of a firm commitment underwritten initial public offering of the Corporation’s shares of Common Stock at a price per share equal to or greater than $4.10, subject to adjustments from time to time on or after the date hereof pursuant to Section 9, or (ii) an affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock.

Section 7.                                              Other Provisions.

(a)                                     Reservation of Common Stock. The Corporation shall at all times reserve from its authorized Common Stock a sufficient number of shares to provide for conversion of all Series A Preferred Stock from time to time outstanding.

(b)                                     Record Holders. The Corporation and its transfer agent, if any, for the Series A Preferred Stock may deem and treat the record holder of any shares of Series A Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

Section 8.                                           Restrictions and Limitations.  Except  as expressly  provided  herein  or as  required by law, so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of  the then outstanding shares of the Series A Preferred Stock, take any action  which  would  adversely and materially affect any of the preferences, limitations or relative rights  of the  Series  A Preferred Stock, including, without limitation, (i) directly or indirectly, entering into, creating, incurring or assuming any new indebtedness for borrowed money or creating a new class of equity that by its terms is expressly senior in right of payment to the Corporation’s obligations to the holders of the Series A Preferred Stock, (ii) incurring any liens on the Corporation’s assets or (iii) repaying, repurchasing, paying cash dividends on or otherwise making distributions in respect of any shares of Common Stock or other securities.

Section 9.                                                 Certain Adjustments.  If the Corporation, at any time while the Series A Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall  not include any shares of Common Stock issued by the Corporation pursuant to the Series A Preferred Stock), (B) subdivide outstanding shares of

Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding  shares  of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the  Corporation (each of (A) through (D), an “Adjustment Event”), then in each case the Conversion Rate shall be proportionately adjusted such that each share of Series A Preferred Stock would be convertible into the same amount and kind of securities as if each share of Series A Preferred Stock had been converted into Common Stock immediately prior to such Adjustment Event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

Section 10.  Equal Treatment of Holders.  No   consideration   (including   any modification of this Certificate of Designation or related transaction document) shall be offered or paid to any person or entity to amend or consent to a waiver or modification of any provision of this Certificate of Designation or related transaction document unless the same consideration is also offered to all of holders of the outstanding shares of Series A Preferred Stock. For clarification purposes, this provision constitutes a separate right granted to each holder by the Corporation and negotiated separately by each holder, and is intended for the Corporation to treat all holders of the Series A Preferred Stock as a class and shall not in any way be construed as such holders acting in concert or as a group with respect to the purchase, disposition or voting of the Series A Preferred Stock or otherwise.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 12th day of August, 2016.

/s/ Vu Truong
Vu Truong, CEO